SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  July 30, 2007

(Date of earliest event reported)

First Regional Bancorp

(Exact name of registrant as specified in its charter)

California	000-10232	95-3582843
(State of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1801 Century Park East, Suite 800
Los Angeles, California  90067
(Address of principal executive offices, including zip code)

(310) 552-1776
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Executive management of First Regional Bancorp has provided the following information in response to questions received from securities analysts.

Question:                                           In a Current Report on Form 8-K that First Regional filed with the SEC on July 23, 2007, you provide certain information regarding First Regional’s portfolio of real estate-secured loans.  How are the loan-to-value figures determined?

Answer:                                                   For multifamily and nonresidential commercial real estate loans, the loan-to-value figures generally reflect prospective values and cash flows believed to be attainable upon stabilization of the property, per the applicable appraisal.  For construction loans, the loan-to-value figures generally reflect prospective values and cash flows believed to be attainable upon completion of construction, per the applicable appraisal.

Question:                                           Can you comment on any qualitative issues involving First Regional’s larger construction loan exposures?

Answer:                                                   To date we have encountered no quality problems whatsoever in our construction portfolio. All loans are current, are proceeding generally on schedule and without significant cost overruns. When product comes to market it has been very well received, with no abnormal sales concessions or prolonged absorption required.  We do not lend on “entry-level” type projects in outlying areas; rather, our construction lending is centered in the greater Los Angeles area in established infill-type communities and tends to appeal to upscale buyers. It is difficult to predict how well those projects will be received when they eventually enter the marketplace, but based on activity thus far we have no reason to expect problems.

Question:                                           How much does management expect in new loan production for 2007?

Answer:                                                   This is difficult to predict and subject to many variables out of our control. If we had to guess, it may be similar to net loan growth during 2006. Net loan growth of $10 million per month may not be unreasonable.

Question:                                           What are First Regional’s prospects for growth over the next several years?  How large do you believe First Regional could be within the next several years?

Answer:                                                   We cannot predict growth, and, depending on market conditions and other factors, First Regional may grow, remain flat or decline in size over the next year or several years.  If First Regional grows, the growth may be modest.  Nevertheless, it is possible that First Regional may grow more substantially over the next several years.

Question:                                           Certain mortgage lenders have recently reported problems with some of their “prime” mortgage loans; not just subprime loans.  Does First Regional have exposure in any such mortgage loan products?

Answer:                                                   No, First Regional is not an originator of residential mortgage loans of any type.

Question:                                            What percentage of First Regional’s total loan portfolio is secured by “for sale residential” properties?  What percentage are secured by “for sale residential” properties outside of southern California?

Answer:                                                   “For sale residential” properties, mostly construction loans, secure approximately 16% of First Regional’s total loan portfolio.  “For sale residential” properties outside of southern California secure less than 1 % of First Regional’s total loan portfolio.

Question:                                           We note that the Bank’s net interest margin decreased from 5.76% for the first quarter of 2007 to 5.61% for the second quarter of 2007. What is the Company’s expectation for the remaining quarters of 2007?

Answer:                                                   As we have observed previously, the net interest margin is a function of interest rates and, thus, primarily driven by Federal Reserve action and out of our control. We would expect our net interest margin to remain relatively steady for the foreseeable future. In any case, we would expect future declines, if any, to be much more moderate than the reduction seen in the second quarter of 2007 from the first quarter of 2007.  We further believe that the net interest margin may very well improve modestly during the second half of 2007.

Question:                                           We also note that total deposits increased from $1.587 billion as of March 31, 2007 to $1.640 billion as of June 30, 2007.  What is the reason for this growth and what are the Company’s expectations for the remaining quarters of 2007?

Answer:                                                   Part of this growth may represent a return to a seasonal change in first quarter deposit levels, rebounding to higher levels during subsequent quarters.  This seasonal pattern was not evident during recent years of rapid growth.  The lower demand deposits for the first quarter led to a shift in our funding costs toward higher rate deposits and Federal Home Loan Bank borrowings.  Assuming the seasonal phenomenon corrects itself in future quarters, we should see these funding costs come down.  We hope to generate approximately $130 million in net new core relationship deposits during the remainder of 2007.

While we believe that we have good prospects for new deposit business for the remainder of 2007, we note that we expect to lose approximately $40 million of money market deposits in connection First Regional’s planned termination of a line of business where First Regional serves as custodian of certain retirement accounts administered by certain third-party non-bank administrators.  First Regional intends to resign as custodian from the third-party administered accounts because the cost of doing this business will increase substantially in light of recent changes in the way our regulators view this line of business and First Regional’s custodial and Bank Secrecy Act duties in connection with the business.  This line of business is separate and apart from First Regional’s Trust Administration Division, where First Regional serves as administrator/record-keeper, as well as custodian.

Item 8.01  Other Events.

On July 30, 2007, First Regional Bancorp announced that its Board of Directors had approved and adopted a share repurchase program authorizing First Regional to repurchase up to 1,000,000 shares, or approximately 8%, of its outstanding common stock over the next twelve months.

Under the repurchase program, which is effective immediately, First Regional will purchase shares from time to time in the open market, depending on market price and other considerations.  The timing of purchases and the prices to be paid will be at the discretion of management.  Any such repurchased shares are expected to be retired.

The repurchase program is intended to be structured to conform with the safe harbor provisions of Securities and Exchange Commission Rule 10b-18.  A press release announcing the share repurchase program is included as Exhibit 99 hereto.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

99                                    Press Release of First Regional Bancorp, dated July 30, 2007, announcing share repurchase program

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 3, 2007

FIRST REGIONAL BANCORP

By:	/s/ Thomas E. McCullough
Thomas E. McCullough
Corporate Secretary

Exhibit Index

99                                  Press Release of First Regional Bancorp, dated July 30, 2007, announcing share repurchase program